EXHIBIT 10.3
MURPHY OIL CORPORATION
ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE OF THE PLAN
The purpose of the Murphy Oil Corporation Annual Incentive Compensation Plan is to provide incentive compensation to those officers, executives, and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company stockholders.
SECTION 2. DEFINITIONS
Unless the context otherwise indicates, the following definitions shall be applicable:

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period, subject to the Committee’s discretion pursuant to Section 5(D) of the Plan.

“Base Salary” shall mean, with respect to a Participant, the base salary actually paid to the Participant during the Plan Year as shown in the payroll/personnel records of the Company.
“Board” shall mean the Board of Directors of Murphy Oil Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board or any other committee of the Board designated by resolution of the Board to administer the Plan.

“Company” shall mean Murphy Oil Corporation (a Delaware corporation), its successors and assigns, and each of its Subsidiaries designated by the Committee for participating in this Plan.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan.
“Employee” shall mean any regular employee of the Company.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United States (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Performance Level” shall mean the level of performance achievement of the Performance Goals as determined by the Committee in its sole discretion.

“Participant” shall mean any officer, executive, or key Employee of the Company selected by the Committee to receive an Award under the Plan.
“Performance Goal” shall mean a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal may consist of (a) “Performance Criteria,” as defined in Section 5(B) of the Plan, which are one or more measures related to individual, business unit, or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made, and intermediate targets which will result in payment between such threshold and maximum level.

“Performance Period” shall mean a Plan Year or, for a Participant who becomes a Participant after the first day of the Plan Year because he or she was promoted, newly hired or otherwise selected by the Committee to receive an Award under the Plan after the first day of the Plan Year, such portion of the Plan Year as determined by the Committee.

“Plan” shall mean the Murphy Oil Corporation Annual Incentive Compensation Plan, as amended from time to time.
“Plan Year” shall mean the fiscal year of the Company.

“Retirement” shall mean termination of employment at an age and length of service such that the Participant would be eligible to an immediate commencement of benefit payments under the formula of the Company’s defined benefit pension plan available generally to its Employees, whether or not such individual actually elects to commence such payments.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company, as determined by the Committee.

“Target Award Opportunity” shall mean the percent of Base Salary to be awarded to each Participant in the Plan upon achievement of one hundred percent (100%) of the Performance Goals at one hundred percent (100%) performance attainment established within the Performance Criteria of the Plan.

“Threshold Performance Level” shall mean the level of achievement of the Performance Goals within the Performance Criteria below which no awards may be paid to a Participant.

EXHIBIT 10.3
SECTION 3. PLAN ADMINISTRATION
A.The Committee.
The Plan will be administered by the Committee. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the officers, executives, or other key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. Subject to Section 9, the Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit otherwise due pursuant to an Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
B.Adjustments
In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, special or extraordinary cash dividend, combination of shares, rights offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, material events or transactions that are either unusual in nature or infrequently occurring, or both, changes in accounting, or restatement of earnings, in each case as determined under GAAP; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the Board of Directors of the surviving corporation) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the Board of Directors of the surviving corporation) following such event as prior to such event.

SECTION 4. PARTICIPATION
The Participants for any Performance Period shall be those officers, executives, and key Employees who are granted Awards by the Committee under the Plan for such Performance Period.
SECTION 5. GRANT OF AWARDS
A.Nature of Awards
An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more Performance Goals included in such Award, subject to the Committee’s authority pursuant to Section 3 and Section 6 of the Plan.
B.Performance Criteria
The “Performance Criteria” for Awards made under the Plan shall be determined in the sole discretion of the Committee and may include, without limitation, the following measurements, or changes in such measurements between different Plan Years (or combination thereof) as applied to the Company or a Subsidiary, and in either case either on an absolute basis or relative basis (as compared to an external benchmark or performance of a designated peer group of companies).
(a)Earnings (either in aggregate or on a per-share basis);
(b)Net income;
(c)Operating income;
(d)Operating profit;
(e)Cash flow;
(f)Stockholder returns (including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders);
(g)Return measures (including return on assets, equity, or invested capital);
(h)Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);
(i)Gross revenues;

EXHIBIT 10.3
(j)Share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);
(k)Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;
(l)Economic value;
(m)Market share;
(n)Annual net income to common stock;
(o)Earnings per share;
(p)Annual cash flow provided by operations;
(q)Changes in annual revenue;
(r)Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;
(s)Operational measures tied to exploration and production including changes in proven reserves, drilling costs, lifting costs, safety and accident rates, environmental compliance, and exploration costs; and
(t)Operating and maintenance cost management.

The Committee, on the grant date of an Award, may designate whether a particular Performance Criteria is to be measured on a pre-tax basis or post-tax basis. Further, the Committee may select any one or more of the Performance Criteria applicable to a Participant and Performance Criteria may differ for Awards for one Participant to the next.
C.Establishment of Performance Goals

The Committee shall in its discretion determine for each Participant:

(a)the Performance Goal(s) for the Participant, which may include one or more of the Performance Criteria set forth in Section 5(B) of the Plan, and the Performance Target for each Performance Criteria;
(b)if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and
(c)the cash Award expressed as a percentage of the base salary for the Participant for the Performance Period, provided that the Committee shall also place a maximum dollar amount on such Award, which may not exceed four million dollars ($4,000,000) for each Participant.
D.Individual Award Targets and Adjustments
(a)Each Participant shall have a Target Award Opportunity expressed as a percentage of the Participant’s Base Salary. In addition, the Plan shall stipulate for each Participant a Target Award Opportunity as well as, if applicable, a Threshold Performance Level and Maximum Performance Level associated with each Performance Goal established for the Plan Year.
(b)Individual Target Award Opportunities, Threshold Performance Levels and Maximum Performance Levels may vary by Participant and may reflect the Participant’s position, level of responsibility, areas of accountability and other considerations.
(c)The Committee may exercise full discretion, both positive and negative, in adjusting any individual Participant’s Award; provided, that the amount of positive discretion cannot exceed twenty five percent (25%) of the earned Award amount and in no event may such Participant’s Award exceed the Maximum Performance Level for such Award.
SECTION 6. PAYMENT OF AWARDS

As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and, subject to Section 5 of the Plan, the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 8 of the Plan, shall be made in the calendar year immediately following the applicable Plan Year as soon as practicable after the Committee’s certification of the Performance Goals.
SECTION 7. EFFECT OF TERMINATION OF EMPLOYMENT

A.Termination Due to Death, Disability, or Retirement

EXHIBIT 10.3
In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section 3.A of the Plan) shall be paid (pursuant to Section 6 of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s death, Disability, or Retirement, as the case may be, as determined by the Committee.
B.Termination for Reasons Other than Death, Disability, or Retirement
In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the Committee’s certification of the Performance Goals for any reason other than death, Disability, or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for the applicable Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances, the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.
SECTION 8. PAYMENT OF WITHHOLDING TAXES
The Company shall withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.
SECTION 9. PLAN AMENDMENT, MODIFICATION, AND TERMINATION
The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.
SECTION 10. NON-FUNDED, UNSECURED OBLIGATION
A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Section 3, Section 8 and Section 9 of the Plan). No portion of the amount payable to Participants under the Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.
SECTION 11. EFFECTIVE DATE AND DURATION OF THE PLAN
The Plan was adopted by the Board on December 7, 2021, with an effective date of January 1, 2022, and will remain in effect until such time as the Plan is terminated by the Board. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Section 3 and Section 9 of the Plan.
SECTION 12. SECTION 409A OF THE CODE
With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.
SECTION 13. CLAWBACK
A Participant whose misconduct results in the Company’s having to restate all or a portion of its financial statements, due to material noncompliance with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or any other applicable law or listing standard, shall immediately forfeit the Participant’s Award upon such determination, and such Participant shall be required to reimburse the Company in respect of any payments made under the Plan in the period covered by such financial statements, as determined in each case, by the Committee in good faith. In addition, the Participant’s rights, payments and benefits with respect to an Award shall be subject to forfeiture or reimbursement to the Company upon the occurrence of certain specified events, in addition to any otherwise applicable performance conditions applicable to such Award. Such events may include a Participant’s violation of material Company policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries, as determined in each case by the Committee.

SECTION 14. MISCELLANEOUS

EXHIBIT 10.3
A.Employment
Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.
B.Restrictions or Transfer
Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
C.Governing Law
Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.
D.Successors
The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.